EXHIBIT 5.1

                                SCHNADER HARRISON
                                SEGAL & LEWIS LLP
                                Attorneys at Law
                      1300 I Street, N.W. - 11th Floor East
                             Washington, D.C. 20005

                                  202-216-4200
                                202-775-8741 Fax


                                November 9, 1998


Startec Global Communications Corporation
10411 Motor City Drive
Bethesda, MD 20817

          Re:  Registration Statement

Gentlemen:

     We have acted as counsel to Startec Global Communications Corporation, a Maryland corporation (the "Company"), with respect to the Company's Registration Statement (as originally filed on Form S-1, and as amended to comply with Form S-3, the "Registration Statement") filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act") relating to
(i) 160,000 warrants to purchase Common Stock, $.01 par value, of the Company (the "Warrants"), which may be offered and sold from time to time by certain selling securityholders named in the Prospectus contained in the Registration Statement or in supplements thereto; (ii) 200,226 shares of Common Stock issuable upon exercise of the Warrants (the "Warrants Shares"), which may be offered and sold from time to time by certain selling securityholders named in the Prospectus contained in the Registration Statement or in supplements thereto; and (iii) the offer and sale of the Warrant Shares by the Company pursuant to exercises of the Warrants.

     As counsel for the Company, we have examined the Registration Statement, the Warrant Agreement dated as of May 21, 1998, by and between the Company and First Union Bank (as Warrant Agent), and originals or copies, certified or otherwise identified to our satisfaction, of such other documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have, with your approval, assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity with the originals of all documents submitted to us as copies. As to various questions of fact material to such opinion, we have relied, to the extent we deemed appropriate, upon representations, statements and certificates of officers and representatives of the Company and others. We have not independently verified such information or assumptions.


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     Based  upon,  subject  to  and  limited  by the  foregoing  and  the  other qualifications herein, and assuming that the Warrant Agreement has been duly authorized, executed and delivered by, and represents the valid and binding obligation of the Warrant Agent, we are of the opinion that: (i) the Warrants are validly issued, fully paid and non-assessable, and constitute valid and legally binding obligations of the Company in accordance with their terms and the terms of the Warrant Agreement; and (ii) the Warrant Shares have been duly authorized for issuance by the Company, and when the Registration Statement has become effective under the Act, and upon the issuance and delivery of the Warrant Shares in accordance with the terms of the Warrants and the Warrant
Agreement,   the  Warrant  Shares  will  be  validly  issued,   fully  paid  and
non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the use of our name under the caption "Legal Matters" in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules promulgated thereunder.

                                         Very truly yours,

                                         /s/ Schnader Harrison Segal & Lewis LLP

                                         SCHNADER HARRISON
                                         SEGAL & LEWIS LLP